As filed with the Securities and Exchange Commission on January 4, 2017

Registration Nos. 333-192809

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE EMPIRE DISTRICT ELECTRIC COMPANY

(Exact name of registrant as specified in its charter)

Kansas	44-0236370
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Bradley P. Beecher
President and Chief Executive Officer
The Empire District Electric Company
602 S. Joplin Avenue
 Joplin, Missouri 64801

(Name and address of agent for service)

(417) 625-5100
(Telephone number, including area code, of agent for service)

with copies to:

Michael A. Sherman, Esq.	Chauncey M. Lane, Esq.
Cahill Gordon & Reindel LLP	Husch Blackwell LLP
80 Pine Street	2001 Ross Avenue, Suite 2000
New York, New York 10005	Dallas, Texas 75201
(212) 701-3000	(214) 999-6100

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer ☐

Non-accelerated filer	☐ (do not check if a smaller reporting company)	Smaller reporting company ☐

EXPLANATORY NOTE: DEREGISTRATION OF SECURITIES

On December 13, 2013, The Empire District Electric Company (the “Registrant”) filed a registration statement on Form S-3 (Registration No. 333-192809) (the “Registration Statement”), which registered offerings by the Registrant of up to $200,000,000 of (1) an indeterminate principal amount of Unsecured Debt Securities, (2) an indeterminate principal amount of First Mortgage Bonds, (3) an indeterminate number of shares of Common Stock, par value $1.00 per share and (4) an indeterminate number of shares of Preference Stock, no par value.

Pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of February 9, 2016, by and among the Registrant, Liberty Utilities (Central) Co. (“Liberty Central”) (an indirect subsidiary of Algonquin Power & Utilities Corp. (“Algonquin”)) and Liberty Sub Corp. (“Merger Sub”), a wholly-owned direct subsidiary of Liberty Central, Merger Sub will merge with and into the Registrant, and the Registrant will survive the merger and become a wholly-owned direct subsidiary of Liberty Central (the “Merger”).

As a result of the transactions contemplated by the Merger Agreement, the offerings pursuant to the Registration Statement have been terminated. In accordance with an undertaking made by the Registrant in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remained unsold at the termination of the offerings, the Registrant hereby removes from registration the securities registered under the Registration Statement that remain unsold as of the filing date of this Post-Effective Amendment.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Joplin, State of Missouri, on January 4, 2017.

THE EMPIRE DISTRICT ELECTRIC COMPANY

By:	/s/ Bradley P. Beecher
Bradley P. Beecher
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment has been signed as of January 4, 2017 by the following persons in the capacities indicated.

Signature	Title

/s/ Bradley P. Beecher	President and Chief Executive Officer
Bradley P. Beecher	(Principal Executive Officer)

/s/ Laurie A. Delano	Vice President — Finance (Principal Financial Officer)
Laurie A. Delano

/s/ Robert W. Sager	Controller, Assistant Secretary and Assistant
Robert W. Sager	Treasurer (Principal Accounting Officer)

/s/ Ian Robertson	Director
Ian Robertson

/s/ D. Randy Laney	Director
D. Randy Laney

/s/ Kenneth R. Allen	Director
Kenneth R. Allen

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